UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2010

Vocus, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-125834	58-1806705
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4296 Forbes Boulevard, Lanham, Maryland		20706
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	3014592590

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2010, Vocus, Inc. (the "Company") entered into a Deed of Lease (the "Lease") with Indian Creek Investors, LLC (the "Landlord") pursuant to which the Company will lease approximately 93,000 square feet of office space in the building known as 12051 Indian Creek Court, Beltsville, Maryland (the "Premises"). The Company will be relocating its corporate headquarters to the Premises.

The lease term commences on the date on which the Landlord delivers the Premises to the Company, which is anticipated to be February 15, 2011, and will continue for approximately twelve years. Rent payments are expected to commence on April 1, 2011. The Company has the option to extend the Lease for an additional five years and a one-time option to terminate the Lease after the sixth lease year by paying a termination fee plus the unamortized portion of the tenant improvement allowance and brokerage commissions.

The aggregate base rent over the term of the Lease is approximately $19,975,000. In addition to the base rent, the Company is responsible for its share of operating expenses and real estate taxes. The Company is required to provide a security deposit of approximately $715,000 in the form of cash or a letter of credit.

The Landlord will provide a tenant improvement allowance of $60 per square foot which will be used by the Company to offset construction, design and other costs related to the build out of the Premises to the Company’s specifications. At Company’s request, the Landlord will provide a further tenant improvement allowance of $10.00 per square foot which, in turn, will increase the base rent.

The foregoing description of the Lease is only a summary and is qualified in its entirety by reference to the Deed of Lease agreement included as Exhibit 10.1 to this Current Report on Form 8-K, which agreement is hereby incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vocus, Inc.

April 5, 2010	By:	Stephen A. Vintz

Name: Stephen A. Vintz
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Deed of Lease between Indian Creek Investors, LLC and Vocus, Inc.